ADDvantage Technologies Group, Inc.
1221 E. Houston
Broken Arrow, Oklahoma 74012

For further information	KCSA Strategic Communications
Company Contact:	Garth Russell / Diane Imas
Scott Francis (9l8) 25l-9121	(212) 896-1250 / (212) 896-1242
grussell@kcsa.com / dimas@kcsa.com

ADDvantage Technologies Announces Financial Results for the
Fiscal Third Quarter of 2013
- - -

BROKEN ARROW, Oklahoma, August 13, 2013 – ADDvantage Technologies Group, Inc. (NASDAQ: AEY), today announced its results for the three and nine month periods ended June 30, 2013.

Revenue for the three months ended June 30, 2013 decreased 16% to $7.2 million compared to $8.5 million for the same period last year. New equipment sales were $4.3 million for the three months ended June 30, 2013 as compared to $4.7 million for the three months ended June 30, 2012.  Net refurbished equipment sales were $1.9 million for the three months periods ended June 30, 2013 as compared to $2.7 million for same period in 2012.  Service revenue decreased to $1.0 million for the three month period ended June 30, 2013 compared to $1.1 million for the same period last year.

Net income decreased to $0.2 million, or $0.02 per basic and diluted share, for the three month period ended June 30, 2013, compared to $0.5 million, or $0.05 per basic and diluted share, for the same period last year.

For the nine months ended June 30, 2013, revenue decreased to $25.0 million from $26.7 million for the same period last year.  The decrease in net sales was primarily due to the continued decrease in plant expansions and bandwidth upgrades in the cable television industry, partially offset by increased equipment sales as a result of Hurricane Sandy.

Net income increased $0.5 million to $1.3 million, or $0.13 per basic and diluted share, for the nine month period ended June 30, 2013 as compared to $0.8 million, or $0.08 per basic and diluted share, for the first nine months of fiscal 2012.  The nine month period ended June 30, 2012 included a charge to interest expense of $0.8 million associated with the termination of an interest rate swap agreement following the early payoff of one of its term loans in March 2012.

Cash and cash equivalents were $8.2 million as of June 30, 2013 compared to $5.2 million as of September 30, 2012. As of June 30, 2013, we had inventory of $21.4 million compared to $22.7 million as of September 30, 2012.

“While the results for the third quarter are disappointing from a revenue standpoint, we still achieved positive net income and cash flows, which further strengthened our balance sheet,” stated David Humphrey, President and CEO. “In addition, we have seen an uptick in customer demand in the current quarter.  And we are still focused on executing our growth strategy, which includes growing our existing business as well as executing strategic acquisitions.”

“In connection with this strategy, we are in the process of hiring three veteran salespeople formerly with one of our large OEM partners.  These new salespeople have relationships with many of the large MSOs and an in-depth understanding of the various MSO infrastructures, which will help us better target our sales efforts going forward. This team is already working with us on a temporary basis and is expected to officially join us at the end of August.”

“In addition, we are still working with our investment banker in our efforts to identify and execute a strategic acquisition within the CATV and telecommunication equipment markets.”

“The path we have taken for the Company’s growth is coming together as we execute upon our strategy. By building out our team and diversifying our business with a strategic acquisition, we believe that our company will be well positioned for long term growth,” concluded Mr. Humphrey.

Earnings Conference Call
The Company will host a conference call on Tuesday, August 13, 2013, at 12:00 p.m. Eastern Time featuring remarks by Ken Chymiak, Chairman of the Board, David Humphrey, President and Chief Executive Officer, Dave Chymiak, Chief Technology Officer, and Scott Francis, Chief Financial Officer. The conference call will be available via webcast and can be accessed through the Investor Relations section of ADDvantage's website, www.addvantagetechnologies.com. Please allow extra time prior to the call to visit the site and download any necessary software to listen to the Internet broadcast. The dial-in number for the conference call is 888-572-7025 (domestic) or 719-457-2664 (international).  All dial-in participants must use the following code to access the call: 7596918. Please call at least five minutes before the scheduled start time.

For interested individuals unable to join the conference call, a replay of the call will be available through August 27, 2013 at 877-870-5176 (domestic) or 858-384-5517 (international). Participants must use the following code to access the replay of the call: 7596918. The online archive of the webcast will be available on the Company's website for 30 days following the call.

About ADDvantage Technologies Group, Inc.
ADDvantage Technologies Group, Inc. supplies the cable television (CATV) industry with a comprehensive line of new and used system-critical network equipment and hardware from leading manufacturers, including Cisco, Motorola, ARRIS and Fujitsu Frontech North America, as well as operating a national network of technical repair centers.  The equipment and hardware ADDvantage distributes is used to acquire, distribute, and protect the broad range of communications signals carried on fiber optic, coaxial cable and wireless distribution systems, including television programming, high-speed data (Internet) and telephony.

ADDvantage operates through its subsidiaries, Tulsat, Tulsat-Atlanta, Tulsat-Nebraska, Tulsat-Texas, NCS Industries, ComTech Services and Adams Global Communications. For more information, please visit the corporate web site at www.addvantagetechnologies.com.

The information in this announcement may include forward-looking statements.  All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements.  These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements.  A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.

(Tables follow)

ADDVANTAGE TECHNOLOGIES GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(UNAUDITED)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2013	2012	2013	2012
Sales:
Net new sales income	$4,322,139	$4,739,752	$14,826,508	$15,901,691
Net refurbished sales income	1,882,377	2,691,269	7,271,044	7,646,819
Net service income	950,685	1,067,752	2,898,886	3,185,614
Total net sales	7,155,201	8,498,773	24,996,438	26,734,124
Cost of sales	5,126,339	5,910,937	17,675,951	18,879,948
Gross profit	2,028,862	2,587,836	7,320,487	7,854,176
Operating, selling, general and administrative expenses	1,642,965	1,828,238	5,156,474	5,387,715
Income from operations	385,897	759,598	2,164,013	2,466,461
Interest expense	6,377	7,300	19,767	1,106,662
Income before provision for income taxes	379,520	752,298	2,144,246	1,359,799
Provision for income taxes	144,000	293,000	815,000	530,000
Net income	235,520	459,298	1,329,246	829,799

Other comprehensive income:
Unrealized gain on interest rate swap, net of taxes	–	–	–	587,258

Comprehensive income	$235,520	$459,298	$1,329,246	$1,417,057

Earnings per share:
Basic	$0.02	$0.05	$0.13	$0.08
Diluted	$0.02	$0.05	$0.13	$0.08
Weighted average shares used in per share calculation:
Basic	9,998,480	10,189,120	10,070,567	10,198,691
Diluted	9,998,480	10,189,683	10,070,781	10,199,756

ADDVANTAGE TECHNOLOGIES GROUP, INC.
CONSOLIDATED BALANCE SHEETS

	June 30, 2013 (unaudited)	September 30, 2012 (audited)
Assets
Current assets:
Cash and cash equivalents	$8,228,838	$5,191,514
Accounts receivable, net of allowance of $300,000	2,607,014	3,050,796
Income tax refund receivable	–	409,386
Inventories, net of allowance for excess and obsolete
inventory of $1,540,000 and $1,000,000, respectively	21,428,235	22,666,385
Prepaid expenses	146,058	129,357
Deferred income taxes	1,003,000	920,000
Total current assets	33,413,145	32,367,438

Property and equipment, at cost:
Land and buildings	8,840,822	8,794,272
Machinery and equipment	3,036,772	2,953,949
Leasehold improvements	9,633	9,633
Total property and equipment, at cost	11,887,227	11,757,854
Less accumulated depreciation and amortization	(3,899,201)	(3,666,327)
Net property and equipment	7,988,026	8,091,527

Other assets:
Goodwill	1,560,183	1,560,183
Other assets	11,428	13,778
Total other assets	1,571,611	1,573,961

Total assets	$42,972,782	$42,032,926

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,620,776	$1,437,492
Accrued expenses	850,969	1,030,174
Notes payable – current portion	184,008	184,008
Total current liabilities	2,655,753	2,651,674

Notes payable, less current portion	1,364,606	1,502,612
Deferred income taxes	140,000	62,000

Shareholders’ equity:
Common stock, $.01 par value; 30,000,000 shares authorized;10,499,138 and 10,465,323 shares issued, respectively; and 9,998,480 and 10,189,120 shares outstanding, respectively	104,991	104,653
Paid in capital	(5,602,390)	(5,748,503)
Retained earnings	45,309,836	43,980,590
Total shareholders’ equity before treasury stock	39,812,437	38,336,740

Less: Treasury stock, 500,658 and 276,203 shares, respectively, at cost	(1,000,014)	(520,100)
Total shareholders’ equity	38,812,423	37,816,640

Total liabilities and shareholders’ equity	$42,972,782	$42,032,926